PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-43766
(To Prospectus dated February 17, 2006)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Software HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Software HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Adobe Systems Incorporated	ADBE	13.38	NASDAQ
BMC Software, Inc.	BMC	7	NYSE
Check Point Software Technologies Ltd.	CHKP	6	NASDAQ
CA, Inc.	CA	17	NYSE
Intuit Inc.	INTU	12	NASDAQ
Microsoft Corporation	MSFT	30	NASDAQ
Nuance Communications Inc.	NUAN	0.77	NASDAQ
Openwave Systems Inc.	OPWV	0.666667	NASDAQ
Oracle Corporation	ORCL	24	NASDAQ
SAP AG-preference shares *	SAP	16	NYSE
Sapient Corporation	SAPE	3	NASDAQ
Symantec Corporation	SYMC	7.8694	NASDAQ
TIBCO Software Inc.	TIBX	5	NASDAQ

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*              The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2007.